Exhibit 99.1

Forest Oil Announces Third Quarter 2010 Results; Sequential Organic Net Sales Volumes Growth; Increases 2010 Net Sales Volumes Guidance; Expansion of Texas Panhandle Program

Third Quarter 2010 Net Sales Volumes of 457 MMcfe/d Exceeded Guidance and Provided Sequential Organic Growth

Increased Fourth Quarter 2010 Net Sales Volumes Guidance Range to 470 – 480 MMcfe/d and 2010 Net Sales Volumes Guidance Range to 450 – 455 MMcfe/d

Liquids Account for 26% of Net Sales Volumes in Third Quarter 2010; Up from 22% in First Quarter 2010 and Expected to Increase to 28% in Fourth Quarter 2010

Seven Granite Wash Wells Drilled in Third Quarter 2010 Average 24-hour Initial Production Rate of 27 MMcfe/d

Sequential Reduction of Net Debt by 3% to $1.6 Billion

DENVER--(BUSINESS WIRE)--November 1, 2010--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2010.

The Company reported the following highlights:

  Net sales volumes of 457 MMcfe/d organically increased 16% from the corresponding 2009 period, pro forma for asset divestitures
  Net sales volumes guidance range increased to 470 – 480 MMcfe/d and 450 – 455 MMcfe/d for the fourth quarter 2010 and full year 2010, respectively
  Net sales volumes attributable to liquids increased from 22% in first quarter 2010 to 26% in third quarter 2010 and is expected to increase to approximately 28% in fourth quarter 2010
  Net debt decreased 3% sequentially to $1.6 billion at September 30, 2010

H. Craig Clark, President and CEO, stated, “The Texas Panhandle continues to outperform our expectations. Our extensive wellbore database has provided information that enables us to expand the play both geographically and throughout multiple zones. During the quarter, our first operated well in the Canadian Southeast field was completed at an average 24-hour initial production rate of 16 MMcfe/d with a 40% liquids cut. This well, and six others which were drilled in multiple zones during the quarter, expanded our successful results achieved in the play, yielding an average 24-hour initial production rate of 27 MMcfe/d. As a direct result, Forest’s updated net sales volumes guidance for the fourth quarter of 2010 represents organic growth of 20% from the fourth quarter of 2009. Our forecasted liquids production in the fourth quarter of 2010 has also increased to 28% of total production from 22% in the first quarter of 2010. The ability to grow organically at double digit rates, driven by liquids production, while keeping net debt flat, demonstrates the quality of our asset base and the capital efficiency of our drilling program.”

THIRD QUARTER 2010 RESULTS

For the three months ended September 30, 2010, Forest reported net earnings of $68.9 million or $0.60 per diluted share. This compares to Forest’s net earnings of $172.3 million or $1.53 per diluted share in the corresponding 2009 period. Net earnings for the three months ended September 30, 2010, were affected by the following items:

  The non-cash effect of net unrealized gains on derivative instruments totaling $29.1 million ($18.6 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains totaling $9.2 million ($7.8 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended September 30, 2010, were $42.5 million or $0.37 per diluted share. This is a decrease of 21% and 23%, respectively, compared to Forest’s adjusted net earnings of $53.5 million and $0.48 per diluted share in the corresponding 2009 period. Forest’s adjusted EBITDA decreased 9% for the three months ended September 30, 2010, to $176.2 million, compared to $192.7 million in the corresponding 2009 period. Forest’s adjusted discretionary cash flow decreased 7% for the three months ended September 30, 2010, to $140.8 million, compared to $151.5 million in the corresponding 2009 period.

The decrease in net earnings, EBITDA, and discretionary cash flow, each as adjusted, was primarily due to lower net realized commodity prices (including net realized derivative gains) for the three months ended September 30, 2010, compared to the corresponding 2009 period.

Net Sales Volumes, Average Realized Prices, and Revenues

Forest’s average net sales volumes increased organically 16% for the three months ended September 30, 2010, to 457 MMcfe/d, compared to 396 MMcfe/d in the corresponding 2009 period, pro forma for asset divestitures.

Forest’s average oil and natural gas liquids (NGLs) sales volumes increased 18% for the three months ended September 30, 2010, to 26% (19.7 MBbls/d) of total equivalent net sales volumes, compared to 22% (15.6 MBbls/d) for the three months ended March 31, 2010.

	Three Months Ended September 30, 2010
	Gas	Oil	NGLs	Total
Net sales volumes	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

United States	279.2	6.5	10.6	381.5
Canada	59.7	2.4	0.3	75.8
Totals	338.9	8.8	10.9	457.2

Average realized prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

United States	$ 3.94	73.82	30.54	4.99
Canada	3.53	65.24	56.48	5.05
Average realized prices not including realized derivative gains and losses	3.87	71.53	31.29	5.00

Realized gains (losses) on NYMEX derivatives	1.12	(0.05)	-	0.83
Realized losses on basis derivatives	(0.25)	-	-	(0.18)
Average realized prices including realized derivative gains and losses	$ 4.74	71.48	31.29	5.64

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$ 101,268	44,071	29,652	174,991
Canada	19,396	14,156	1,638	35,190
Revenues not including realized derivative gains and losses	120,664	58,227	31,290	210,181

Realized gains (losses) on NYMEX derivatives	34,941	(41)	-	34,900
Realized losses on basis derivatives	(7,747)	-	-	(7,747)
Revenues including realized derivative gains and losses	$ 147,858	58,186	31,290	237,334

Total Cash Costs

Forest’s total cash costs decreased 22% for the three months ended September 30, 2010, to $82.9 million, compared to $106.1 million in the corresponding 2009 period. Total cash costs per-unit decreased 19% for the three months ended September 30, 2010, to $1.97 per Mcfe, compared to $2.42 per Mcfe in the corresponding 2009 period. Excluding the effect of a current income tax credit of $17.0 million due to a reduction in our 2009 federal income tax liability recorded in the third quarter of 2010, cash costs decreased 6% for the three months ended September 30, 2010, to $99.9 million, compared to $106.1 million in the corresponding 2009 period.

The following table details the components of total cash costs for the three months ended September 30, 2010, and 2009:

	Three Months Ended September 30,
	2010	Per Mcfe	2009	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$ 49,763	1.18	51,163	1.17
General and administrative expense (excluding stock-based compensation of $5,105 and $5,037, respectively)	12,902	0.31	12,279	0.28
Interest expense	37,088	0.88	42,653	0.97
Current income tax expense	(16,814)	(0.40)	-	-
Total cash costs	$ 82,939	1.97	106,095	2.42

_________________________

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit increased 3% for the three months ended September 30, 2010, to $1.54 per Mcfe, compared to $1.49 per Mcfe in the corresponding 2009 period.

Exploration and Development Capital Expenditures

Forest invested $149.0 million in exploration and development activities (excluding capitalized interest, capitalized stock-based compensation, asset retirement obligations incurred, and leasehold acquisitions) for the three months ended September 30, 2010, compared to $72.2 million in the corresponding 2009 period. The increase in exploration and development capital expenditures for the three months ended September 30, 2010, was a result of an increased rig count compared to the corresponding 2009 period.

OPERATIONAL PROJECT UPDATE

Forest expects to run six to eight rigs for the remainder of 2010.

Texas Panhandle – Granite Wash

Forest drilled and completed seven Granite Wash wells in the third quarter of 2010 that had an average 24-hour initial production rate of 27 MMcfe/d.

Operated Wells	Working Interest (%)	Gross Natural Gas (MMcf/d)	Gross Oil & Condensate (Bbls/d)	Gross Natural Gas Liquids (Bbls/d)	Gross Equivalent (MMcfe/d)
Prior Average (13 Wells)	77.6	12.1	954	1,791	29
New 3rd Quarter (7 Wells)	89.5	10.4	1,221	1,558	27

Program Average	81.8	11.5	1,047	1,709	28

The results from the seven wells in the third quarter bring Forest’s average 24-hour initial production rate from its horizontal Granite Wash program to 28 MMcfe/d. The program continues to expand the play both geographically, further north into Hemphill County, Texas, and geologically, with completions in two Granite Wash zones and one Atoka zone during the quarter.

Forest successfully tested an operated well with a 24-hour initial production rate of 16 MMcfe/d in its Canadian Southeast acreage in Hemphill County. Over 1,000 Bbls/d of this equivalent rate was attributable to condensate and NGLs. In addition, Forest participated with a non-operated working interest in a well in Canadian Southeast that had a 24-hour initial production rate of 15 MMcfe/d, including a sizable liquids component. Each of these wells confirmed the existence of highly productive, liquids-rich pay intervals in Forest’s Canadian Southeast acreage. Drilling and completion costs associated with wells in this acreage position are expected to be less than wells in Wheeler County due to shallower depths. These wells are expected to open Forest’s Canadian Southeast acreage to expanded exploitation efforts using horizontal drilling.

Forest plans to operate five rigs in the play for the remainder of the year.

Canadian Deep Basin – Nikanassin Resource Play

Forest continued its delineation efforts in the third quarter of 2010 and drilled and completed three wells that had an average 24-hour initial production rate of 9 MMcfe/d. In total, Forest has drilled and completed 15 wells in the play, with an average 24-hour initial production rate of 13 MMcfe/d.

After delineating the Nikanassin Resource Play with vertical wells, the Company expects to spud its first horizontal well in the area in the fourth quarter of 2010. This well is expected to be completed in the first quarter of 2011.

Forest has approximately 25 to 30 MMcfe/d of net production shut-in awaiting completion of infrastructure projects. These projects are expected to be completed and production turned to sales in late November of 2010.

Forest plans to operate two rigs in the play for the remainder of the year.

East Texas, North Louisiana – Haynesville / Bossier Shale

Forest drilled and completed three wells in the third quarter of 2010. In order to optimize recovery from Haynesville / Bossier Shale wells, Forest has adopted a restricted flow rate production program. With this operating strategy, initial production rates from the last three wells were curtailed at 11 to 13 MMcfe/d. Results have shown that cumulative production from the restricted-rate wells has exceeded the cumulative production from comparable unrestricted wells after approximately 90 days. Further, early indications support expectations that estimated ultimate recoveries for restricted-rate wells should exceed recoveries for less restricted wells.

The Company does not plan to operate any rigs in the play for the remainder of the year. All of Forest’s leasehold in Red River Parish, Louisiana was converted to held by production status in the third quarter of 2010.

Gonzales, Lee, Wilson, Atascosa, and DeWitt Counties, Texas – Eagle Ford Shale

Forest is currently shooting seismic in Wilson and Gonzales Counties, Texas, and expects to commence drilling with a one rig program in the fourth quarter of 2010 after the results from the seismic shoot are assessed. Additional rigs are expected to be added to the play in 2011.

NATURAL GAS, NATURAL GAS LIQUIDS, AND OIL DERIVATIVES

As of November 1, 2010, Forest had natural gas, natural gas liquids, and oil derivatives in place for the remainder of 2010 and 2011 covering the aggregate average daily volumes and weighted average prices shown below. Since August of 2010, Forest added to its 2011 natural gas hedge program with the addition of 25 Bbtu/d of swaps at an average price of $5.03 per MMbtu. In addition, Forest hedged 3,000 Bbls/d of natural gas liquids at an average price of $36.75 per Bbl for 2011. This fixed price was calculated based on an average natural gas liquids barrel within Forest’s portfolio.

None of these derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. The derivative counterparties consist primarily of commercial banks that are lenders under Forest’s credit facilities, or affiliates of such banks.

	Oct - Dec 2010	2011
Natural gas swaps:
Contract volumes (Bbtu/d)	210.0	115.0
Weighted average price (per MMBtu)	$6.20	5.68

Natural gas liquids swaps:
Contract volumes (MBbls/d)	-	3.0
Weighted average price (per Bbl)	$-	$36.75

Oil swaps:
Contract volumes (MBbls/d)	3.0	-
Weighted average price (per Bbl)	$76.06	-

Oil collars:
Contract volumes (MBbls/d)	2.0	3.0
Weighted average ceiling price (per Bbl)	$98.50	90.20
Weighted average floor price (per Bbl)	$60.00	75.00

Summary weighted average oil derivatives:
Contract volumes (MBbls/d)	5.0	3.0
Weighted average ceiling price (per Bbl)	$85.04	$90.20
Weighted average floor price (per Bbl)	$69.64	$75.00

In connection with several natural gas derivatives discussed above, Forest granted option instruments (several commodity swaptions and one call option) to counterparties in exchange for Forest receiving premium hedged prices on natural gas swaps. As of November 1, 2010, none of the options have been exercised by the counterparties. The table below sets forth the outstanding options as of November 1, 2010:

	2011	2012
Natural gas swaptions:
Contract volumes (Bbtu/d)	50.0	-
Weighted average price (per MMBtu)	$5.80	-

Oil swaptions:
Contract volumes (MBbls/d)	1.0	2.0
Weighted average price (per Bbl)	$85.00	$90.00

Oil call options:
Contract volumes (MBbls/d)	1.0	-
Weighted average price (per Bbl)	$90.00	$-

UPDATED 2010 GUIDANCE

The detail below represents Forest’s updated guidance for oil and gas net sales volumes and depreciation, depletion, and amortization (DD&A) expense for the full year 2010. The updated guidance remains subject to the cautionary statements and limitations contained in our January 7, 2010, press release under the caption “Guidance,” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated below, all other guidance detailed in Forest’s press releases dated January 7, 2010, May 3, 2010, and August 2, 2010, has not changed.

Oil and Gas Net Sales Volumes: As a result of the strong performance from Forest’s drilling program, Forest increased guidance for average net sales volumes to a range of 470 to 480 MMcfe/d for the fourth quarter of 2010 from its previously guided range of 465 to 475 MMcfe/d and to a range of 450 to 455 MMcfe/d for the full year 2010 from its previously guided range of 443 to 453 MMcfe/d. The increase includes the negative effect of net sales volumes associated with divestitures of 16 MMcfe/d in 2010. Organic net sales volumes growth for the fourth quarter of 2010 and for the full year 2010 compared to the corresponding 2009 periods, pro forma for asset divestitures, is expected to be approximately 20% and 5%, respectively. Net sales volumes are expected to be comprised of approximately 27% to 29% liquids (13% crude and condensate and 15% natural gas liquids) in the fourth quarter of 2010, an increase from 22% in the first quarter of 2010. The following is a detail of the anticipated organic growth from 2009 to 2010, excluding net sales volumes attributable to properties divested during 2010:

(MMcfe/d)	Fourth Quarter Low	Fourth Quarter High	Annual Low	Annual High
2009 net sales volumes	459	459	501	501
Effect of 2009 divestiture activity	(47)	(47)	(61)	(61)
Pro forma 2009 net sales volumes	412	412	440	440

2010 original guided net sales volumes	452	462	439	449

Effect of 2010 divestiture activity	(16)	(16)	(9)	(9)
Increased guided net sales volumes	34	34	20	15
Revised 2010 guided net sales volumes	470	480	450	455

Pro forma organic growth	18%	21%	4%	6%

Depreciation, Depletion, and Amortization (DD&A) Expense: As a result of higher future development costs, finding and development costs in excess of current DD&A rates, and the foreign currency translation effects from the appreciation of the Canadian dollar, Forest has increased the guided range for the full year 2010 to $1.48 to $1.53 per Mcfe from its previously guided range of $1.40 to $1.50 per Mcfe.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings after adjustment for those items described in the table below. Adjusted net earnings does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended
	September 30,
	2010	2009

Net earnings	$ 68,911	172,311
Unrealized (gains) losses on derivative instruments, net of tax	(18,624)	50,550
Unrealized foreign currency exchange gains, net of tax	(7,784)	(8,103)
Rig stacking, net of tax	-	2,571
Change in valuation allowance for deferred tax assets	-	(163,858)
Adjusted net earnings	42,503	53,471

Earnings attributable to participating securities and other adjustments	(806)	(1,071)
Adjusted net earnings for diluted earnings per share	$ 41,697	52,400

Weighted average number of diluted shares outstanding	111,778	110,222

Adjusted diluted earnings per common share	$ 0.37	0.48

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Forest also presents net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent and should not be considered an alternative to GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues to measure operating performance. The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended
	September 30,
	2010	2009

Net earnings	$68,911	172,311
Income tax expense (benefit)	37,433	(163,851)
Unrealized (gains) losses on derivative instruments, net	(29,091)	79,238
Unrealized foreign currency exchange gains	(9,244)	(9,723)
Interest expense	37,088	42,653
Accretion of asset retirement obligations	1,693	2,014
Depreciation, depletion, and amortization	64,737	65,275
Stock-based compensation	4,658	4,764
Adjusted EBITDA	$176,185	192,681

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items described in the table below. Adjusted discretionary cash flow does not represent and should not be considered an alternative to GAAP measurements, such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest’s management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. Forest’s management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended
	September 30,
	2010	2009

Net cash provided by operating activities	$ 152,348	185,651

Changes in working capital:
Accounts receivable	(18,445)	(4,982)
Other current assets	12,818	(5,147)
Accounts payable and accrued liabilities	19,546	(7,909)
Accrued interest and other current liabilities	(8,486)	(16,091)
Current income tax credit	(16,984)	-
Adjusted discretionary cash flow	$ 140,797	151,522

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest’s management uses net debt to assess Forest’s indebtedness. The following table sets forth the components of net debt for the periods presented (in thousands):

	September 30, 2010		June 30, 2010
	Principal	Book*	Principal	Book*
8% Senior notes due 2011	$ 285,000	287,626	$ 285,000	288,160
7% Senior subordinated notes due 2013	12	12	12	12
8 1/2% Senior notes due 2014	600,000	580,323	600,000	578,856
7 1/4% Senior notes due 2019	1,000,000	1,000,492	1,000,000	1,000,506
Total debt	1,885,012	1,868,453	1,885,012	1,867,534

Less: cash and cash equivalents	251,599	251,599	200,786	200,786

Net debt	$ 1,633,413	1,616,854	$ 1,684,226	1,666,748

_________________________

* Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swap terminations of $1.0 million and $1.2 million at September 30, 2010, and June 30, 2010, respectively, and unamortized net discounts on the issuance of certain senior notes of $(17.6) million and $(18.7) million at September 30, 2010, and June 30, 2010, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, November 2, 2010, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 17678604). A Q&A period will follow.

A replay will be available from Tuesday, November 2, through November 16, 2010. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 17678604.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com

November 1, 2010

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$ 251,599	467,221
Accounts receivable	102,709	126,354
Derivative instruments	91,784	35,643
Deferred income taxes	-	7,108
Inventory	40,445	52,211
Other current assets	50,858	41,455
Total current assets	537,395	729,992

Net property and equipment	2,615,295	2,259,207

Deferred income taxes	301,940	393,061
Goodwill	256,259	255,908
Derivative instruments	24,251	556
Other assets	40,290	45,966
	$ 3,775,430	3,684,690

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 271,644	284,302
Accrued interest	34,705	25,755
Derivative instruments	14,071	41,358
Current portion of long-term debt	-	156,678
Asset retirement obligations	1,690	4,853
Deferred income taxes	25,840	-
Other current liabilities	21,498	22,074
Total current liabilities	369,448	535,020

Long-term debt	1,868,453	1,865,836
Asset retirement obligations	85,871	88,450
Derivative instruments	5,034	826
Deferred income taxes	54,329	46,884
Other liabilities	73,166	68,520
Total liabilities	2,456,301	2,605,536

Shareholders' equity:
Common stock	11,336	11,234
Capital surplus	2,675,128	2,652,689
Accumulated deficit	(1,441,099)	(1,652,426)
Accumulated other comprehensive income	73,764	67,657
Total shareholders' equity	1,319,129	1,079,154
	$ 3,775,430	3,684,690

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2010	2009
	(In thousands, except per share amounts)

Revenues:
Oil and gas sales	$ 210,181	177,184
Interest and other	206	(42)
Total revenues	210,387	177,142

Costs, expenses, and other:
Lease operating expenses	30,177	34,938
Production and property taxes	13,376	10,873
Transportation and processing costs	6,210	5,352
General and administrative (including stock-based compensation of $5,105 and $5,037, respectively)	18,007	17,316
Depreciation, depletion, and amortization	64,737	65,275
Interest expense	37,088	42,653
Realized and unrealized gains on derivative instruments, net	(59,156)	(5,665)
Other, net	(6,396)	(2,060)
Total costs, expenses, and other	104,043	168,682

Earnings before income taxes	106,344	8,460

Income tax expense (benefit):
Current	(16,814)	-
Deferred	54,247	(163,851)
Total income tax expense (benefit)	37,433	(163,851)

Net earnings	$ 68,911	172,311

Weighted average number of common shares outstanding:
Basic	110,992	110,054
Diluted	111,778	110,222

Basic earnings per common share	$ 0.61	1.53

Diluted earnings per common share	$ 0.60	1.53

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net earnings	$ 68,911	172,311
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, and amortization	64,737	65,275
Accretion of asset retirement obligations	1,693	2,014
Unrealized (gains) losses on derivative instruments, net	(29,091)	79,238
Unrealized foreign currency exchange gains	(9,244)	(9,723)
Deferred income tax	54,247	(163,851)
Stock-based compensation	4,658	4,764
Other, net	1,870	1,494

Changes in operating assets and liabilities:
Accounts receivable	18,445	4,982
Other current assets	(12,818)	5,147
Accounts payable and accrued liabilities	(19,546)	7,909
Accrued interest and other current liabilities	8,486	16,091
Net cash provided by operating activities	152,348	185,651

Cash flows from investing activities:
Capital expenditures	(168,186)	(71,160)
Proceeds from sales of assets	48,979	115,988
Other, net	1,189	-
Net cash (used) provided by investing activities	(118,018)	44,828

Cash flows from financing activities:
Bank repayments and borrowings, net	-	(243,179)
Change in bank overdrafts	16,239	12,683
Proceeds from the exercise of options and from employee stock purchase plan	466	404
Other, net	(496)	(273)
Net cash provided (used) by financing activities	16,209	(230,365)

Effect of exchange rate changes on cash	274	(457)

Net increase (decrease) in cash and cash equivalents	50,813	(343)
Cash and cash equivalents at beginning of period	200,786	5,496
Cash and cash equivalents at end of period	$ 251,599	5,153

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
VP - Corporate Planning
and Investor Relations